Exhibit 99.1

FOR IMMEDIATE RELEASE

SAIC Announces CEO Transition

SAIC Director and Seasoned Government Services Executive James Reagan Appointed Interim CEO

Company Reaffirms Fiscal Year 2026 Guidance

RESTON, Va., October 23, 2025 – Science Applications International Corporation (Nasdaq: SAIC), a premier Fortune 500® company driving our nation’s digital transformation across the defense, space, civilian, and intelligence markets, today announced that the Company’s Board of Directors has appointed James (“Jim”) Reagan as Interim Chief Executive Officer, effective immediately. Mr. Reagan succeeds Toni Townes-Whitley.

“On behalf of the Board and entire SAIC team, we thank Toni for her many contributions, dedication and commitment to SAIC, our customers and our mission. We wish her the best in her next chapter,” said Donna Morea, Chair of the Board. “Recognizing SAIC’s strong position to capitalize on opportunities for growth and shareholder value creation, the Board remains focused on delivering near-term operational results.”

“It has been a privilege to lead SAIC and work with the Company’s dedicated and talented people,” said Toni Townes-Whitley. “I have collaborated closely with Jim during my time here, and I have the utmost confidence in his and the team’s ability to capitalize on and fully realize the Company’s growth prospects. With its talented employees, SAIC is in good hands until a permanent CEO is appointed.”

Mr. Reagan is a seasoned executive, with nearly two decades of senior leadership experience in the defense and government services industry. He brings deep knowledge and understanding of the sector, SAIC’s customers and commitment to advancing their mission, in addition to his extensive expertise across cybersecurity and intelligence, information technology and healthcare, and national security. Most recently, Mr. Reagan served as Executive Vice President & Chief Financial Officer for Leidos Holdings. Prior to joining Leidos, Mr. Reagan served as Chief Financial Officer for several organizations including Vencore, Inc., a defense contractor serving the Intelligence Community and Department of Defense, and PAE, Inc., a defense and government services engineering contractor. Previously, Mr. Reagan was also Chief Financial Officer of Aspect Communications and held several senior roles at MCI Telecommunications, Nextel and AMS. Mr. Reagan is deeply familiar with the SAIC business, having served as a member of the Board since January 2023.

Ms. Morea continued, “Jim’s experience as a member of the SAIC Board, together with his impressive track record in senior leadership roles across the industry, provides a cross-section of skills that make him well suited to serve as Interim CEO. SAIC has a solid, customer-focused foundation in place, supported by a strong qualified pipeline and planned submit levels and a backlog of pending awards. We are confident that under Jim’s stewardship, the Company will improve performance while continuing to serve its valued customers by advancing the power of technology and innovation to serve and protect our world.”

“It is an honor to be named Interim CEO of SAIC,” said Jim Reagan. “SAIC is well respected as a mission critical provider of technology and innovation, and I am excited to leverage my experience and expertise in the defense and government services industries at this terrific organization. With compelling opportunities ahead and continued momentum in our business development efforts, I am confident that SAIC is poised to deliver attractive growth and value creation. I look forward to working closely with the Board, management, and the whole SAIC team to deliver wins and shareholder value while strengthening the Company’s foundation as we continue to position SAIC for the future.”

As a result of today’s CEO transition, the SAIC Board comprises 11 directors, 10 of whom are independent.

Reaffirming Fiscal Year 2026 Guidance

The Company is reaffirming its previously issued fiscal year 2026 guidance provided on September 4, 2025. A prolonged federal government shutdown could impair the Company’s ability to achieve such guidance, and the Company may reassess its fiscal year 2026 guidance based on the status of the shutdown and the broader government contracting environment.

About SAIC

SAIC® is a premier Fortune 500 company focused on advancing the power of technology and innovation to serve and protect our world. Our robust portfolio of offerings across the defense, space, civilian and intelligence customers includes secure high-end solutions in mission IT, enterprise IT, engineering services and professional services. We integrate emerging technology, rapidly and securely, into mission critical operations that modernize and enable critical national imperatives.

We are approximately 24,000 strong; driven by mission, united by purpose, and inspired by opportunities. Headquartered in Reston, Virginia, SAIC has annual revenues of approximately $7.5 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.

Investor Relations: Joe DeNardi, joseph.w.denardi@saic.com

Media Contact:

Kara Ross

703.362.6046 | kara.g.ross@saic.com

Andrew Siegel / Fouad Boutros / Elizabeth Grayson

Joele Frank, Wilkinson Brimmer Katcher

212.355.4449

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about the Board’s ability to identify SAIC’s new CEO in a timely manner and the outcome of future operations under new management. Such statements are not guarantees of future performance and involve risk, uncertainties and assumptions, and actual results may differ materially from the guidance and other forward-looking statements made in this release as a result of various factors. Risks, uncertainties and assumptions that could cause or contribute to these material differences include those discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, as updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, which may be viewed or obtained through the Investor Relations section of our website at saic.com or on the SEC’s website at sec.gov. Due to such risks, uncertainties and assumptions you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.